EXHIBIT 99.1
Press release dated November 11, 2009

GEOGLOBAL ANNOUNCES KG OFFSHORE FIELD DEVELOPMENT PLAN APPROVAL

Calgary, Alberta, Canada, November 11, 2009 – GeoGlobal Resources Inc. (GeoGlobal or the Company) (NYSE/AMEX: GGR) announced today that all signatures for the approval of the Field Development Plan for the Deen Dayal West Gas Field in the KG-OSN-2001/3 (KG Offshore) exploration block have been obtained.

As previously reported on June 18, 2009, GSPC submitted the Deen Dayal West Field Development Plan in accordance with the provisions of the Production Sharing Contract to the Management Committee including the Government of India for approval.

The Field Development Plan was approved with the following details:
•	Includes fifteen wells; four existing wells (KG#8, KG#15, KG#17 and KG#28) and eleven new development wells which include three slant wells and eight multilateral wells to be drilled.
•	Production facilities to include:
• Two offshore platforms (one well head and one central processing);
• 20 kilometer long pipeline of 24 inch diameter up to landfall point; and
•	One onshore gas terminal to include a gas sweetening unit, gas dehydration unit, dew point depression unit, condensate stabilization unit, sulphur recovery unit and a captive power unit.
•	Delivery point for gas will be the outlet flange of delivery facility located at the onshore terminal at Mallavaram Village, near Yanam, Kakinada, Andhra Pradesh.
•	First gas production to commence December 2011.
•	GSPC as operator will apply for a 17 square kilometer mineral lease to cover this area.

GSPC estimated in the Field Development Plan that on a preliminary basis, the gross costs for the production facilities will be approximately US$941 million and US$860 million for the future development drilling costs.

“We are very pleased that GSPC, leading the consortium, has accomplished these first steps towards achieving production from the Deen Dayal West Gas Field for as early as December 2011” states Mr. Jean P. Roy, President and CEO of the Company.  “We intend to continue to work with our partners to bring the additional wells already drilled within the remainder of the Deen Dayal field on stream in the near future.”

Under current SEC Rules, at this time, GeoGlobal claims no reportable reserves on the KG Offshore Block.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company which, through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India.  Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India.  Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Deccan Syneclise, and Rajasthan basin areas.

Cautionary Statement to Investors
This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The Company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if applicable, on an annual basis.

The Company’s forward looking statements include, among others, its statements and estimates as to:
•  the likelihood that recoverable hydrocarbon reserves may exist in the geographic areas in which the Company has an interest and the quantity, if any, of those reserves and when, if ever, the Company may realize revenues from any reserves that are established,
•  the cost and likelihood of success of the parties in fulfilling the work commitments under the Production Sharing Contracts (PSCs) to which the Company is a party,
•  the timing of activities under the PSCs and the ability of the related work commitments to be fulfilled and completed within the times contemplated by the PSCs,
•  the availability of drilling rigs, personnel and other services and equipment at acceptable and reasonable prices to fulfill the work commitments,
•  the ability of those drilling rigs to perform to meet expectations in the temperature, pressure and depth conditions to which they are subjected,
• the ability of the operator under the PSCs to complete successful wells and to market and deliver any hydrocarbons produced, and
• the availability of funds in the amounts required and at the times required to fulfill the Company’s participation interest obligations in pursuing these exploration activities and the Company’s ability to obtain in a timely manner all required consents, waivers and extensions from the Directorate General of Hydrocarbons or the Government of India (GOI) as and when required to maintain compliance with the Company’s PSCs.

There can be no assurance as to the outcome of these activities that are described as forward looking. Investors are cautioned that any such forward-looking statements are not guarantees of the success of the Company's oil and gas exploration, development and drilling activities or the commercially productive success of any of its wells, all of which involve risks and uncertainties.

The exploration blocks in which the Company has an interest are highly speculative exploration opportunities and pursuing the development of the exploration blocks involves material risks to the Company and its investors.  Additional risks and uncertainties may arise out of seeking to do business overseas where political and other world events may disrupt the Company's plans, intentions and expectations.  The Company’s PSCs relating to its India exploration blocks provide that by the end of each phase of exploration, the contracting parties shall have fulfilled certain specified minimum work commitments. The PSCs also have provisions for termination of the PSC on account of various reasons specified therein including material breach of the contract. This failure to timely complete the minimum work commitment may be deemed to constitute such a breach. The termination of a PSC by the GOI would result in the loss of the Company’s interest in the PSC other than contract areas of the PSC determined to encompass "commercial discoveries". In the event a PSC is terminated by the GOI, or in the event the work program is not fulfilled by the end of the relevant exploration phase, the PSC provides that each party to the PSC is to pay to the GOI its participating interest share of an amount which is equal to the amount that would be required to complete the minimum work program for that phase.

There can be no assurance that Gujarat State Petroleum Corporation may not be successful in its efforts to obtain payment from the Company on account of exploration and development costs it has expended on the KG Offshore Block for which it asserts the Company is liable or that efforts to resolve the differences between the Company and GSPC relating to this issue can be resolved amicably.

Additional important risk factors are described in the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.  The filings may be viewed at http://www.sec.gov and www.sedar.com.

For further information contact:
GeoGlobal Resources Inc.	The Equicom Group
Allan J. Kent, Executive VP and CFO	Joanna Longo, Vice President
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 416 815-0700 x233 Fax: +1 416 815-0080 Email: jlongo@equicomgroup.com